UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

AMENDMENT NO. 1 TO

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

IRON MOUNTAIN INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	23-2588479 (IRS Employer Identification No.)
745 Atlantic Avenue, Boston, Massachusetts (Address of Principal Executive Offices)	02111 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box: ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☐

Securities Act registration statement file number to which this form relates: 1-13045

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, $.01 par value per share	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

Explanatory Note

This Amendment No. 1 (this “Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Iron Mountain Incorporated, a Delaware corporation (“Iron Mountain DE” or the “Registrant”), which is the successor to Iron Mountain Incorporated, a Pennsylvania corporation (“Iron Mountain PA”), following a statutory merger effective May 27, 2005 (the “Merger”) for the purpose of changing Iron Mountain PA’s state of incorporation. Prior to the Merger, Iron Mountain DE had no assets or liabilities other than nominal assets or liabilities. In connection with the Merger, Iron Mountain DE succeeded by operation of law to all of the assets and liabilities of Iron Mountain PA. The Merger was approved by the shareholders of Iron Mountain PA at a meeting for which proxies were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Registrant filed with the Securities and Exchange Commission a Current Report on Form 8-K on May 27, 2005 attaching its new Delaware Certificate of Incorporation and By-laws (the “Charter Documents”). In connection with the Merger, the undersigned Registrant hereby amends the following items, exhibits or other portions of the Form 8-A filed May 27, 1997 regarding the description of its common stock as set forth herein.

Item 1.	Description of Registrant's Securities to be Registered.

Common Stock

General. The Registrant is authorized to issue 200,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

Voting Rights. Holders of common stock are entitled to one vote per share on each matter to be decided by the stockholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. Pursuant to the Registrant’s certificate of incorporation, there are no cumulative voting rights in the election of directors.

Dividend Rights and Limitations. Holders of common stock will be entitled to receive ratably any dividends or distributions that the board of directors may declare from time to time out of funds legally available for this purpose.

Dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and the Registrant's ability to declare dividends may be limited by restrictions in the Registrant’s credit agreement and indentures.

Liquidation Rights. In the event of liquidation, dissolution or winding up of the Registrant’s affairs, after payment or provision for payment of all of the debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in the remaining assets available for distribution.

Miscellaneous. All of the Registrant's outstanding shares of common stock and preferred stock are validly issued, fully paid and nonassessable. The board of directors has the power to issue shares of authorized but unissued common stock without further stockholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

Item 2. Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit

Number	Description of Document

3.1*	Amended and Restated Certificate of Incorporation of the Registrant.
3.2*	By-laws of the Registrant.

* Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K, dated May 27, 2005.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereto duly authorized.

IRON MOUNTAIN INCORPORATED

Date: June 2, 2005	By:	/s/ Garry B. Watzke
Name: Garry B. Watzke
		Title:	Senior Vice President and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

3.1*	Amended and Restated Certificate of Incorporation of the Registrant.
3.2*	By-laws of the Registrant.

* Incorporated by reference to exhibits filed with the Registrant’s Current Report on Form 8-K, dated May 27, 2005.